Exhibit 99.1


                                  PRESS RELEASE

  IPIX and Homestore to Expand the Adoption of Virtual Tours in US Real Estate


OAK RIDGE, Tenn. and WESTLAKE VILLAGE, Calif. - October 5, 2004 - IPIX InfoMedia, the world leader for the creation of full 360-degree panoramic photography and movies content, and Homestore, Inc., the leading provider of real estate media and technology solutions, today announced that they have reached an agreement to restructure their joint efforts to market and sell virtual tours to the real estate industry.


Beginning today, IPIX InfoMedia will market and sell its virtual tour photography solution, the IPIX Interactive Studio, directly to the US real estate market and Homestore will expand its hometour360 program to support in addition to IPIX, a wider range of imaging technologies. As a result, real estate agents and photographers will benefit from a broader choice of panoramic imaging solutions and enhanced marketing capabilities. The companies will continue to work together to grow the adoption of virtual tours in the US real estate industry.


"We have been working with IPIX for many years to help real estate professionals market their properties online with 360-degree images," said Allan Dalton, president of Realtor.com, operated by Homestore. "We believe that virtual tours are one of the most effective online marketing solutions and look forward to the next phase of our relationship with IPIX refocusing on the real estate marketplace and introducing new virtual tour creation features tailored to the real estate professional."


"We are pleased to be directly servicing the US real estate market with our full 360-degree photography products and services, including our recently introduced IPIX Interactive Studio," said Clara Conti, President and CEO, IPIX Corporation. "The IPIX Interactive Studio includes features tailored to meet the needs of real estate professionals and their service providers to efficiently produce high quality virtual tour photography that can be directly integrated into marketing programs such as hometour360."


The 2001 License Agreement, where IPIX had granted Homestore exclusive rights to sell IPIX virtual tour technology to the US residential real estate market, is no longer in effect. In its place, IPIX has granted Homestore a license to use the IPIX Wizard software and IPIX image viewer software to support IPIX real estate Keys sold by Homestore.

About Homestore

Homestore, Inc. (Nasdaq: HOMS) is the leading provider of real estate media and technology solutions. The Company operates the number one network of home and real estate Web sites including its flagship site REALTOR.com(R), the official Web site of the National Association of REALTORS(R) and HomeBuilder.com(TM), the official new homes site of the National Association of Home Builders. Homestore also operates RENTNET(R), an apartments, corporate housing and self-storage resource and Senior Housing Net(R), a comprehensive resource for seniors, as well as Homestore.com(R), a home information resource. Homestore's print businesses are Homestore(R) Plans and Publications and Welcome Wagon(R). Homestore's professional software divisions include Computers for Tracts(TM), Top Producer(R) Systems and WyldFyre(TM) Technologies. For more information: http://ir.homestore.com


REALTOR.com(R),   hometour360(degree)(TM)  and  the  Virtual  Tour  Distribution
Network(TM)  are  trademarks  of  Homestore,  Inc.  REALTOR(R)  is  a  federally

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registered   collective   membership   mark  which   identifies  a  real  estate
professional who is a Member of the NATIONAL ASSOCIATION OF REALTORS(R) and subscribes to its strict Code of Ethics.


About IPIX

IPIX InfoMedia is the world leading provider of solutions for the creation of full-360 degree panoramic photography. IPIX InfoMedia products offer superior image capture and an open, flexible data format that can easily be integrated into a wide range of business systems. IPIX InfoMedia solutions serve the Visual Media and Visual Documentation markets. IPIX InfoMedia is a business unit of IPIX Corporation (Nasdaq: IPIX). IPIX Corporation offers mission critical imaging where visual content is required for eCommerce and the protection of life and property. Learn more about IPIX's three business units (IPIX AdMission, IPIX Security and IPIX InfoMedia) at www.ipix.com.


IPIX, the IPIX logo and IPIX Interactive Studio are trademarks or registered trademarks of IPIX Corporation.